Expires August 31, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): JANUARY 3, 1997

                   FIDELITY FINANCIAL BANKSHARES CORPORATION
              Exact name of registrant as specified in its charter

    UNITED STATES                         0-26196            54-1746028
---------------------------------- -------------------- ----------------------
 (State of other jurisdiction of     (Commission File        (IRS Employer
          incorporation)                  Number)          Identification No)

2809 EMERYWOOD PARKWAY, SUITE 5OO, RICHMOND, VIRGINIA              23294
   (Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code:              (804)756 0200
                                                                 -------------

                                 Not Applicable
          (Former name or former address, if changed since last report

                            Exhibit Index on Page 2
                               Page 1 of 2 Pages

Item 2. Acquisition or Disposition of Assets

        On August 22, 1996 the Registrant and Southern National Corporation ("SNC") entered into a definitive agreement, whereby SNC will acquire the Registrant in a stock transaction valued at $59.4 million based on the closing price of SNC's common stock on August 21, 1996. On or about January 3, 1997 the Registrant and SNC entered into an Amended and Restated Agreement and Plan of Reorganization, dated as of December 17, 1996, which provided for certain amendments to the original Agreement and Plan of Reorganization entered into on August 22, 1996. These amendments include (a) a change in the accounting treatment for the merger from pooling of interests to purchase accounting, (b) the designation of certain directors of Registrant to serve as directors of BB&T Financial Corporation of Virginia, a wholly owned subsidiary of SNC, (c) the indemnification of directors and officers of Fidelity Federal Savings Bank, a wholly owned subsidiary of the Registrant, and (d) certain other minor changes necessary in order to give effect to the interest of the parties.

SNC is the seventh largest bank holding company in the Southeast with $20.6 billion in assets. It operates 428 branches in 219 cities and towns through its banking subsidiaries in North Carolina (Branch Banking and Trust Company), South Carolina (Branch Banking and Trust Company of South Carolina) and Virginia (Branch Banking and Trust Company of Virginia).

Item 7. Exhibits

(c) The following exhibits are filed with this report:

Number  Description
 2 Amended and Restated Agreement and Plan of Reorganization dated as of December 17, 1996

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     Fidelity Financial Bankshares Corporation

DATE:   January 17, 1997              By: /s/ BARRY D. CRAWFORD. PRESIDENT
                                         --------------------------------
                                             Barry D. Crawford, President